Exhibit 99.1

Pinnacle Foods Inc. Reports 1st Quarter Fiscal 2015 Results

Company Reaffirms Guidance for Full-Year EPS Growth in the Range of 7-10%

Parsippany, NJ, April 30, 2015 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the first quarter ended March 29, 2015 and reaffirmed its outlook for full-year adjusted diluted earnings per share in the range of $1.86 to $1.91, representing growth of 7-10% versus year-ago.

Consolidated net sales in the first quarter of 2015 increased 3.3% versus year-ago, reflecting the benefits of the Gardein acquisition, modest volume/mix growth on the base business and higher net price realization largely reflecting timing of new product introductory costs. Net sales for North America Retail, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, increased 3.6% versus year-ago. The earlier timing of Easter in 2015, which shifted sales into the first quarter from the second quarter, favorably impacted the first quarter net sales comparisons by approximately 1%.

GAAP diluted earnings per share totaled $0.35 in the first quarter of 2015, unchanged from the year-ago period. Excluding items affecting comparability, which are described in the accompanying reconciliation tables, diluted earnings per share advanced 8.3% to $0.39, compared to $0.36 in the year-ago period.

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “We are pleased with our solid start to 2015. Market share growth across our portfolio-particularly on our Birds Eye franchise-enabled us to offset weak composite category performance, and we delivered modest gross margin expansion in a quarter in which input cost inflation exceeded productivity. We are excited about our innovation for this year, much of which will be launched in the second quarter, and we remain confident in our previous outlook for 7% to 10% growth in EPS for the year.”

First Quarter Consolidated Results
Net sales in the first quarter of 2015 increased 3.3% to $665.3 million, compared to net sales of $644.0 million in the year-ago period. This growth reflected a 2.4% benefit from Gardein, higher net price realization of 0.8%, due to the timing of new product introductory costs, and higher volume/mix of 0.4%, partially offset by unfavorable foreign currency translation of 0.3%. The earlier timing of Easter in 2015 favorably impacted the first quarter net sales comparison by approximately 1%.

North America Retail net sales increased 3.6% to $579.1 million in the first quarter of 2015, compared to $559.2 million in the year-ago period, reflecting a 2.8% benefit from Gardein, higher net price realization of 0.8%, due to the timing of new product introductory costs, and higher volume/mix of 0.4%, partially offset by unfavorable foreign currency translation of 0.4%. The earlier timing of Easter in 2015 favorably impacted the North America Retail net sales comparison by approximately 1%.

Gross profit in the first quarter of 2015 increased 3.0% versus year-ago to $171.7 million, or 25.8% of net sales, compared to gross profit of $166.7 million, or 25.9% of net sales, in the year-ago period. Excluding items affecting comparability, gross profit advanced 3.9% to $175.2 million and, as a percentage of net sales, gross profit expanded by 15 basis points to 26.3%. This performance reflected the benefits of continued strong productivity, higher net price realization and favorable product mix, almost entirely offset by input cost inflation that, as expected, exceeded productivity in the quarter.

Earnings before interest and taxes (EBIT) in the first quarter of 2015 decreased to $88.5 million, compared to $90.1 million in the first quarter of 2014. Excluding items affecting comparability, EBIT in the first quarter advanced 3% to $95.5 million, compared to $92.7 million in 2014, largely reflecting the growth in gross profit, partially offset by higher marketing and selling expenses. Adjusted EBITDA advanced 2.9% to $116.3 million in the first quarter of 2015, compared to $113.1 million in the first quarter of 2014. Adjusted EBITDA is a Non-GAAP measure defined below under “Non-GAAP Financial Measures,” and is reconciled to net earnings in the tables that accompany this release.

Net interest expense for the quarter declined 11.8% to $21.5 million, compared to $24.3 million in the year-ago period. This improvement largely reflected the benefits of the $200 million debt reduction in the third quarter of 2014 and the related 25 basis point interest rate step-down on the Company’s term loans. The effective tax rate for the quarter was 38.0%, compared to 38.1% in the year-ago period, excluding items affecting comparability.

Net earnings in the first quarter advanced to $41.5 million, compared with net earnings of $40.7 million in the year-ago period. Excluding items affecting comparability, net earnings for the first quarter increased 8.4% to $45.9 million, or $0.39 per diluted share, compared to net earnings of $42.3 million, or $0.36 per diluted share, in the year-ago period.

Net cash provided by operating activities totaled $71 million in the first quarter of 2015, compared to net cash provided by operating activities of $94 million in the year-ago quarter, largely reflecting higher working capital in the first quarter of 2015 due to the timing of sales related to the earlier Easter Holiday and incremental working capital related to acquisitions.

First Quarter Segment Results

Birds Eye Frozen
Net sales for the Birds Eye Frozen segment advanced 8.0% to $317.9 million in the first quarter of 2015, compared to $294.3 million in the year-ago period. This performance reflected a 5.2% benefit from the Gardein acquisition, increased volume/mix of 1.8% and higher net price realization of 1.0%, primarily driven by the timing of new product introductory costs. The earlier timing of Easter in 2015 benefitted the first quarter net sales comparison by approximately 2%.

Net sales growth for the quarter was registered across all the Leadership Brands, driven by the continued strength of the Birds Eye vegetables and Birds Eye Voila! skillet meals business and growth of Mrs. Paul’s and Van de Kamp’s frozen prepared seafood, including the benefit of the introduction during the quarter of flavor encrusted fillet varieties. Partially offsetting this growth were lower sales of the Foundation Brands.

EBIT for the Birds Eye Frozen segment declined 7.4% to $43.3 million in the first quarter of 2015, compared to $46.7 million in the first quarter of 2014. Excluding items affecting comparability, EBIT decreased 0.8% to $46.8 million, driven by input cost inflation and higher marketing investment, partially offset by the net sales growth and productivity savings.

Duncan Hines Grocery
Net sales for the Duncan Hines Grocery segment declined 1.4% to $261.2 million in the first quarter of 2015, compared to $264.9 million in the year-ago period, due to lower volume/mix of 1.2% and unfavorable foreign currency translation of 0.7%, partially offset by higher net price realization of 0.5% largely due to the timing of new product introductory costs. The earlier timing of Easter in 2015 provided a slight benefit to the first quarter net sales comparison.

Net sales growth in the quarter was registered across all the Leadership Brands, driven by Duncan Hines baking products, Log Cabin and Mrs. Butterworth’s syrups and Vlasic pickles, including distribution expansion of the new Vlasic Bold & Spicy line. This growth was offset by lower sales of the Foundation Brands, including the Company’s business in Canada.

EBIT for the Duncan Hines Grocery segment advanced 1.3% to $43.2 million in the first quarter of 2015, compared to $42.7 million in the year-ago period. Excluding items affecting comparability, EBIT advanced 3.9% to $46.6 million, driven by productivity savings, favorable product mix and lower marketing spending, partially offset by the impacts of the net sales decline and input cost inflation.

Specialty Foods
Net sales for the Specialty Foods segment advanced 1.6% to $86.2 million in the first quarter of 2015, compared to $84.9 million in the first quarter of 2014, due to higher net price realization of 1.1% and higher volume/mix of 0.5%, largely reflecting higher sales of private label canned meat.

EBIT for the Specialty Foods segment increased 8.9% to $7.7 million in the first quarter of 2015, compared to $7.1 million in the first quarter of 2014. Excluding items affecting comparability, EBIT advanced 10.1% to $7.9 million, largely reflecting the benefits of the growth in net sales and lower intangible amortization, partially offset by higher logistics costs.

Outlook for 2015
The Company continues to expect diluted EPS for 2015 in the range of $1.86 to $1.91, excluding items affecting comparability. This outlook represents 7-10% growth and includes the following unchanged assumptions:

•	Input cost inflation for the year is estimated in the range of 3.0% to 3.5%, with inflation in the first half of the year expected to be higher than in the second half.

•	Productivity for the year is estimated in the range of 3.0% to 4.0% of cost of products sold, with savings expected to be greater in the second half of the year versus the first half.

•	Interest expense for the year is estimated to approximate $90 million, largely reflecting the benefits of debt reduction in 2014 and the related interest rate step-down.

•	The effective tax rate for the year is estimated at 38.0%.

•	The weighted average diluted share count for the year is estimated at approximately 117 million.

Conference Call Information
The Company will host an investor conference call on Thursday, April 30, 2015 at 9:30 AM (ET) to discuss the results of the quarter. To access the call, investors and analysts can dial (866)-802-4355 in the U.S. and Canada or (703) 639-1323 from outside the U.S. and Canada and reference conference name: Pinnacle Foods Q1 Earnings Call. A replay of the call will be available, beginning April 30, 2015 at 1:00 PM (ET) until May 14, 2015, by dialing (888) 266-2081 in the U.S. and Canada or (703) 925-2533 from outside the U.S. and Canada and referencing Access Code 1642543. Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company's corporate website at www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations & Communications
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2015 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,500 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 14 major categories in which they compete. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on February 24, 2015 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in this announcement, except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share data)

	Three months ended
	March 29, 2015	March 30, 2014
Net sales	$665,281	$644,039
Cost of products sold	493,564	477,378
Gross profit	171,717	166,661

Marketing and selling expenses	47,009	44,128
Administrative expenses	27,786	25,977
Research and development expenses	3,052	2,482
Other expense (income), net	5,401	3,983
	83,248	76,570
Earnings before interest and taxes	88,469	90,091
Interest expense	21,628	24,367
Interest income	153	26
Earnings before income taxes	66,994	65,750
Provision for income taxes	25,458	25,002
Net earnings	$41,536	$40,748

Net earnings per share
Basic	$0.36	$0.35
Weighted average shares outstanding - basic	115,906	115,592
Diluted	$0.35	$0.35
Weighted average shares outstanding - diluted	117,036	116,687
Dividends declared	$0.235	$0.21

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands, except share and per share amounts)

	March 29, 2015	December 28, 2014
Current assets:
Cash and cash equivalents	$50,567	$38,477
Accounts receivable, net of allowances of $7,249 and $6,801, respectively	211,632	190,754
Inventories	344,686	356,467
Other current assets	8,835	8,223
Deferred tax assets	104,825	121,788
Total current assets	720,545	715,709
Plant assets, net of accumulated depreciation of $366,148 and $349,639, respectively	601,749	605,906
Tradenames	2,001,461	2,001,874
Other assets, net	148,664	157,896
Goodwill	1,716,272	1,719,560
Total assets	$5,188,691	$5,200,945

Current liabilities:
Short-term borrowings	$2,263	$2,396
Current portion of long-term obligations	11,816	11,916
Accounts payable	184,627	198,579
Accrued trade marketing expense	41,075	36,210
Accrued liabilities	97,448	106,488
Dividends payable	27,924	27,847
Total current liabilities	365,153	383,436
Long-term debt (includes $33,857 and $47,315 owed to related parties, respectively)	2,283,740	2,285,984
Pension and other postretirement benefits	59,471	61,830
Other long-term liabilities	42,204	34,305
Deferred tax liabilities	716,810	721,401
Total liabilities	3,467,378	3,486,956
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 117,441,662 and 117,293,745, respectively	1,174	1,173
Additional paid-in-capital	1,365,533	1,363,129
Retained earnings	433,651	419,531
Accumulated other comprehensive loss	(46,935)	(37,734)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total shareholders' equity	1,721,313	1,713,989
Total liabilities and shareholders' equity	$5,188,691	$5,200,945

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands)

	Three months ended
	March 29, 2015	March 30, 2014
Cash flows from operating activities
Net earnings	$41,536	$40,748
Non-cash charges (credits) to net earnings
Depreciation and amortization	20,867	20,380
Amortization of discount on term loan	595	634
Amortization of debt acquisition costs	994	1,024
Change in value of financial instruments	(110)	422
Equity-based compensation charge	3,469	2,112
Pension expense, net of contributions	(2,085)	(2,681)
Other long-term liabilities	54	383
Unrealized foreign exchange losses	2,279	—
Deferred income taxes	18,499	24,352
Changes in working capital
Accounts receivable	(20,909)	(21,198)
Inventories	10,853	21,981
Accrued trade marketing expense	5,122	3,179
Accounts payable	(1,763)	12,045
Accrued liabilities	(8,565)	(9,115)
Other current assets	161	(327)
Net cash provided by operating activities	70,997	93,939
Cash flows from investing activities
Capital expenditures	(27,024)	(22,406)
Net cash used in investing activities	(27,024)	(22,406)
Cash flows from financing activities
Repayments of long-term obligations	(2,208)	(5,388)
Proceeds from short-term borrowings	963	960
Repayments of short-term borrowings	(1,096)	(978)
Repayment of capital lease obligations	(730)	(674)
Dividends paid	(27,289)	(24,310)
Net proceeds from issuance of common stock	508	73
Excess tax benefits on equity-based compensation	802	—
Taxes paid related to net share settlement of equity awards	(2,374)	—
Net cash used in financing activities	(31,424)	(30,317)
Effect of exchange rate changes on cash	(459)	81
Net change in cash and cash equivalents	12,090	41,297
Cash and cash equivalents - beginning of period	38,477	116,739
Cash and cash equivalents - end of period	$50,567	$158,036

Supplemental disclosures of cash flow information:
Interest paid	$15,710	$18,594
Interest received	153	26
Income taxes paid	8,319	957
Non-cash investing and financing activities:
New capital leases	—	282
Dividends payable	27,924	25,415

Accrued additions to Plant assets at March 29, 2015 were $13,166. As of March 30, 2014, they were not significant.

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures, should not be considered replacements for the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	North America Retail Net Sales

•	Adjusted Gross Profit

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted Gross Profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted Gross Profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA

The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is substantially equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark-to-market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings

Adjusted Earnings Per Share

Adjusted net earnings and the related Adjusted earnings per share are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended March 29, 2015 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other	Adjusted
	March 29,	Other Restructuring	Non-Cash	March 29,
	2015	Charges (2)	Items (3)	2015
Net sales	$665,281	$—	$—	$665,281
Gross profit	$171,717	$2,619	$844	$175,180
% of net sales	25.8%			26.3%

Marketing and selling expenses	$47,009	$(24)	$(168)	$46,817
Administrative expenses	27,786	(501)	(376)	26,909
Research and development expenses	3,052	(10)	(69)	2,973
Other expense (income), net	5,401	(117)	(2,278)	3,006
	$83,248	$(652)	$(2,891)	$79,705

Earnings before interest and taxes	$88,469	$3,271	$3,735	$95,475

Interest expense, net	$21,475	$—	$—	$21,475
Provision for income taxes	$25,458	$1,243	$1,419	$28,120
% effective tax rate	38.0%			38.0%

Net earnings	$41,536	$2,028	$2,316	$45,880

Diluted net earnings per share	$0.35			$0.39
Diluted weighted average outstanding shares	117,036			117,036

Adjusted EBITDA (Non-GAAP - See separate discussion and tables)
EBIT	$88,469	$3,271	$3,735	$95,475
Depreciation	17,505	—	—	17,505
Amortization	3,362	—	—	3,362
EBITDA	$109,336	$3,271	$3,735	$116,342

(1) Excludes Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($2.5MM), expenses related to the secondary offering of common stock ($0.4MM), employee incentives related to the Hillshire merger agreement termination ($0.2MM), and expenses related to the Gardein acquisition ($0.1MM).
(3) Represents unrealized foreign exchange losses resulting from intra-entity loans ($2.3MM), employee stock compensation expense related to the termination of the Hillshire merger agreement ($1.5MM), and unrealized mark-to-market gains (-$0.1MM) resulting from hedging activities.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended March 30, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other	Adjusted
	March 30,	Other Restructuring	Non-Cash	March 30,
	2014	Charges (2)	Items (3)	2014
Net sales	$644,039	$—	$—	$644,039
Gross profit	$166,661	$1,555	$422	$168,638
% of net sales	25.9%			26.2%

Marketing and selling expenses	$44,128	$—	$—	$44,128
Administrative expenses	25,977	(648)	—	25,329
Research and development expenses	2,482	—	—	2,482
Other expense (income), net	3,983	—	—	3,983
	$76,570	$(648)	$—	$75,922

Earnings before interest and taxes	$90,091	$2,203	$422	$92,716

Interest expense, net	$24,341	$—	$18	$24,359
Provision for income taxes	$25,002	$857	$157	$26,016
% effective tax rate	38.0%			38.1%

Net earnings	$40,748	$1,346	$247	$42,341

Diluted net earnings per share	$0.35			$0.36
Diluted weighted average outstanding shares	116,687			116,687

Adjusted EBITDA (Non-GAAP - See separate discussion and tables)
EBIT	$90,091	$2,203	$422	$92,716
Depreciation	16,205	—	—	16,205
Amortization	4,175	—	—	4,175
EBITDA	$110,471	$2,203	$422	$113,096

(1) Excludes Wish-Bone anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($1.6MM), employee severance ($0.4MM), and other acquisition related expenses ($0.2MM).
(3) Represents unrealized mark-to-market losses ($0.4MM) resulting from hedging activities.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three months ended March 29, 2015 and March 30, 2014 (thousands)

	Three months ended
	March 29, 2015	March 30, 2014
Net sales - Reported
Birds Eye Frozen	$317,890	$294,278
Duncan Hines Grocery	261,198	264,904
North America Retail	579,088	559,182
Specialty Foods	86,193	84,857
Total	$665,281	$644,039

Earnings before interest & taxes - Reported
Birds Eye Frozen	$43,277	$46,728
Duncan Hines Grocery	43,207	42,673
Specialty Foods	7,700	7,072
Unallocated corporate expenses	(5,715)	(6,382)
Total	$88,469	$90,091

Adjustments (Non-GAAP - See separate table)
Birds Eye Frozen	$3,475	$398
Duncan Hines Grocery	3,369	2,159
Specialty Foods	162	68
Total	$7,006	$2,625

Earnings before interest & taxes - Adjusted (Non-GAAP - See separate discussion and tables)
Birds Eye Frozen	$46,752	$47,126
Duncan Hines Grocery	46,576	44,832
Specialty Foods	7,862	7,140
Unallocated corporate expenses	(5,715)	(6,382)
Total	$95,475	$92,716

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts Supplemental Schedule of Adjustments Detail (unaudited) For the three months ended March 29, 2015 and March 30, 2014 (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three months ended
	March 29, 2015	March 30, 2014
Birds Eye Frozen
Restructuring charges	$2.4	$—
Gardein acquisition related charges	0.1	—
Employee severance	—	0.2
Unrealized mark-to-market (gain)/loss	—	0.2
Hillshire merger termination-related employee compensation expense	0.8	—
Other	0.2	—
Total Birds Eye Frozen	$3.5	$0.4

Duncan Hines Grocery
Restructuring charges	$2.4	$1.6
Wish-Bone acquisition related charges	—	0.2
Employee severance	—	0.2
Unrealized mark-to-market (gain)/loss	—	0.2
Hillshire merger termination-related employee compensation expense	0.8	—
Other	0.2	(0.1)
Total Duncan Hines Grocery	$3.4	$2.1

Specialty Foods
Hillshire merger termination-related employee compensation expense	$0.1	$—
Other	—	0.1
Total Specialty Foods	$0.1	$0.1